NATIONSBANK COMPLETES ITS ACQUISITION OF BARNETT BANKS, INC.

FOR IMMEDIATE RELEASE

January 9, 1998--NationsBank Corporation today completed the industry's largest ever acquisition with the closing of its purchase of Barnett Banks, Inc., creating the premier bank in Florida and the third largest banking company in the United States.

"Today NationsBank becomes Florida's largest banking franchise, a franchise capable of meeting the needs of more than 3.9 million households in one of the nation's fastest growing states," said Hugh L. McColl, Jr. chief executive officer of NationsBank. "Our new Florida customers will have access to a franchise spanning 16 states and the District of Columbia, more than 3,000 banking centers, 7,000 ATMs and diversified financial services currently available to millions of individuals and businesses."

"Our new Barnett associates join a company unparalleled in scope, sophistication and convenience. I welcome their efforts to build NationsBank into the most powerful consumer and commerical banking franchise in the country."

Barnett shareholders will receive 1.1875 shares of NationsBank stock for each outstanding share of Barnett common stock.

Including Barnett, NationsBank is expected to have year end 1997 assets of approximately $310 billion, $25 billion in shareholder equity and the largest market capitalizaiton of any banking company in the United States.

In conjunction with the closing, four current members of Barnett's board of directors have been added to the NationsBank Corporation Board of Directors. They are: Charles E. Rice, who will become chairman of NationsBank Corporation following the retirement of current Chairman Andy Craig; Dr. Rita Bornstein, president of Rollins College; Pete Carpenter, president and CEO, CSX Transportation, Inc.; and John A. Williams, chairman and CEO, Post Properties, Inc.

NationsBank and Barnett customers should continue to bank at their respective banking centers. The banks are scheduled to merge operations in the fall of 1998.

NationsBank and Barnett customers now can withdraw cash, transfer funds and make account inquiries at both banks' ATMs without being charged a fee. NationsBank customers also can withdraw cash from Publix Presto! ATMs without being charged a fee.